Exhibit 10.1

BENIHANA EXECUTIVE INCENTIVE COMPENSATION PLAN

The Benihana Executive Incentive Compensation Plan (the "Plan) is adopted by Benihana Inc., a Delaware corporation, and its subsidiaries (collectively, the "Company").

1.    Purpose of the Plan.

The purpose of this Plan is to improve the long-term results of operations of the Company by more fully aligning the interests of certain designated employees of the Company with the interests of the shareholders of the Company, by providing financial incentives to such employees to produce excellent results based on a combination of Company-wide financial targets and upon individually-designed performance objectives.

2.    Definitions.

2.1.     Board of Directors" means the Board of Directors of Benihana Inc.

2.2.    "Bonus" has the meaning set forth in Section 4.1.

2.3.    "Bonus Opportunity" has the meaning set forth in Section 4.6.

2.4.    "Chief Executive Officer" means the Chief Executive Officer of the Company.

2.5.    "Committee" means the Compensation and Stock Option Committee of the Board of Directors of the Company.

2.6.    "Eligible Salary" means, for each Participant for any Fiscal Year, the amount of such Participant’s annual base compensation (determined as of the first day of such Fiscal Year) as shown on the Company's payroll records.

2.7.    "Executive Employees" means, as of any date, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, all Vice Presidents, the Controller, the Executive Sushi Chef, and all employees who have the title "Senior Director," in each case, of the Company.

2.8.    "Fiscal Year" means the fiscal year of the Company. Fiscal years are referred to in terms of the calendar year in which the last day of the fiscal year occurs. Thus, for example, “Fiscal Year 2008” refers to the Fiscal Year ending on or about April 1, 2008.

2.9.    “Net Income” means for any Fiscal Year the net income as reported on the Company's audited Consolidated Statement of Operations for such Fiscal Year.

2.10.    "Non-Executive Employees" means employees of the Company who are not Executive Employees.

2.11.    "Participant" has the meaning set forth in Section 3.1.

2.12.    “Payment Date” has the meaning set forth in Section 5.

2.12.    "Plan" means this Benihana Executive Incentive Compensation Plan.

2.13.    "ROE" means the Company’s return on equity for the Fiscal Year, computed as a percentage by dividing Net Income for such Fiscal Year by Stockholders' Equity as of the beginning of such Fiscal Year.

2.14.    "Stockholders' Equity" means, for any Fiscal Year, the amount stated as of the first day of such Fiscal Year in the line item "Total Stockholders’ Equity" on the Company's audited Consolidated Balance Sheets.

3.    Eligibility to Participate In the Plan.

3.1.    Prior to the beginning of each Fiscal Year, the Chief Executive Officer shall recommend to the Committee certain Executive Employees and certain Non-Executive Employees for participation in the Plan with respect to such Fiscal Year. No later than six (6) months after the beginning of such Fiscal Year, the Chief Executive Officer may also recommend to the Committee for participation in the Plan any person who was not an Executive Employee as of the beginning of such Fiscal Year but who is an Executive Employee at the time of such recommendation (a "Mid-Year Participant"). In either case, the Committee, in its sole discretion, will designate from among such recommendations those persons who will be entitled to participate in the Plan for such Fiscal Year (each of whom will be referred to herein as a “Participant”).

3.2.    Notwithstanding that a person may be designated as a Participant in the Plan with respect to a Fiscal Year, such person will not be entitled to a Bonus under the Plan if such person is not employed by the Company on the Payment Date relating to such Bonus, and any Bonus otherwise payable to such person in accordance with Section 4 will instead be forfeited. For purposes of this Section 3.2, (i) an employee of the Company who is receiving short-term disability payments on the Payment Date will be treated as employed by the Company on such Payment Date; and (ii) an employee of the Company who is receiving long-term disability payments or who is receiving salary from the Company only as part of a severance arrangement or plan entered into prior to the Payment Date will not be considered to be employed by the Company on the Payment Date.

4.    Determination of Bonus.

4.1.    Each Participant will be eligible to earn a bonus for the Fiscal Year (the “Bonus”) in an amount equal to such Participant’s Bonus Opportunity, or such lesser (or greater) amount as set forth in this Section 4. A portion of a Participant’s Bonus Opportunity (not to exceed three-quarters of such Bonus Opportunity) (the “Financial Performance Bonus Opportunity”) will depend on the attainment of Financial Performance Targets, as described in Sections 4.2 and 4.3 below. The other portion of the Participant’s Bonus Opportunity (not to exceed one-half of such Bonus Opportunity) (the “Individual Performance Bonus Opportunity”) will depend on the attainment of Individual Performance Targets, as described in Section 4.4 below. The Committee will determine for each Participant the portion of that Participant’s Bonus Opportunity that will depend on Financial Performance Targets and the portion that will depend on Individual Performance Targets. Except as set forth in Section 4.3 below, the sum of the Participant’s Financial Performance Bonus Opportunity and the Participant’s Individual Performance Bonus Opportunity will not exceed such Participant’s Bonus Opportunity for the Fiscal Year.

4.2.    Prior to the beginning of each Fiscal Year the Committee will establish financial performance targets for the Company (or one of its units or divisions) for the Fiscal Year (the “Financial Performance Targets”). The Financial Performance Targets will be based on achievement by the Company of levels of ROE, or on such other financial measurement as may be selected by the Committee as may be applicable to comparable publicly-traded restaurant companies (or to units or divisions thereof). Subject to the provisions of Section 3.2, the Participant will be entitled to receive that portion of his Financial Performance Bonus Opportunity for the Fiscal Year that correlates to the Financial Performance Target that is met by the Company for such Fiscal Year.

   4.3.    When establishing Financial Performance Targets for a Fiscal Year, the Committee in its discretion may establish Financial Performance Targets which, if satisfied, would entitle each designated Participant to earn more than 100% (but not more than 150%) of such Participant’s Financial Performance Bonus Opportunity for such Fiscal Year, subject to the provisions of Section 3.2 above. In that event, a Participant may be eligible to receive an amount that exceeds his Bonus Opportunity for the Fiscal Year.

4.4.    Prior to the beginning of each Fiscal Year (except in the case of a Mid-Year Participant, in which case within 30 days after he becomes a Mid-Year Participant), each Participant will prepare jointly with his immediate supervisor (subject to the approval of the Chief Executive Officer) a list of such Participant’s personal performance goals and objectives for the upcoming Fiscal Year (the “Individual Performance Targets”). This list will be submitted to the Committee, which will make such modifications thereto as it in its sole discretion determines. The Committee will send a copy of the finalized Individual Performance Targets to the Participant and his supervisor.

4.5    At such time as the Company issues its audited financial statements for the Fiscal Year, the Committee will determine, based on the attainment of the relevant Financial Performance Target, that portion of each Participant’s Financial Performance Bonus Opportunity that was satisfied for the Fiscal Year. After consultation with the Chief Executive Officer and such other personnel as the committee may deem appropriate, the Committee will also determine, in its sole discretion, whether and to what extent the Individual Performance Targets were met and what portion of the Participant’s Individual Performance Bonus Opportunity was satisfied by the Participant for the Fiscal Year. As soon as practicable but no later than 120 days after the end of the Fiscal Year, the Committee will issue its report setting forth the Bonus payable to each Participant for the Fiscal Year. Subject to the provisions of Section 3.2, the Participant will be entitled to receive the Bonus for the Fiscal Year as so determined.

4.6.    For purposes of this Section 4, the term “Bonus Opportunity” for any Participant and any Fiscal Year means an amount equal to that percentage (as determined by the Committee) of the Participant’s Eligible Salary.

5.    Payment of Bonus.

Subject to Section 3.2, the Bonus payable for any Fiscal Year under the Plan will be paid in cash no later than 30 days after the Company has filed its Annual Report on Form 10-K with respect to such Fiscal Year with the Securities Exchange Commission, but no later than the last day of the calendar year in which the Fiscal Year ends. The date of actual payment of the Bonus with respect to any Fiscal Year is referred to as the “Payment Date”.

6.    Administration.

The Plan will be administered by the Committee, which will have plenary authority to take all action in connection with the Plan as it deems advisable or necessary. The interpretation, construction and administration by the Committee of the Plan and the Committee’s decisions with respect to the awarding and the amount of any Bonus hereunder will be binding and conclusive on the Company and the Participants.

7.    No Right of Employment.

No Participant will have any right to continued employment with the Company by virtue of his participation in the Plan. No employee of the Company will have any right to participate in the Plan except as stated herein.

8.    No Alienation.

No Participant in the Plan will have any right to pledge, transfer, assign or otherwise alienate his right to receive any payment under the Plan except pursuant to an order of a court of competent jurisdiction.

9.    Term of Plan.

Subject to the provisions of Section 10 below, Bonuses will be awarded under the Plan with respect to Fiscal Year 2008 through and including Fiscal Year 2018.

10.    Amendment.

The Board of Directors will have the right to amend the Plan at any time and from time to time (including the right to terminate the Plan) except that no such amendment of the Plan will adversely affect the right of any Participant to receive a Bonus under the Plan with respect to any Fiscal Year that has ended prior to the date of such amendment.

11.    Choice of Law.

The interpretation, enforceability and validity of the Plan, and all rights hereunder, will be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

12.    Tax Withholding.

All payments to be made to a Participant under the Plan will be subject to all required withholding of federal, state and local income and employment taxes.